EXHIBIT 5.1 and 23.1

                                 Joel Bernstein
                         Attorney and Counselor-at-Law


Suite 104                                                           305-409-4500
2666 Tigertail Avenue                                          Fax: 786-513-8522
Miami, Florida 33133                                           Jberns@jberns.com



December 27, 2010

Dixie Foods International, Inc.
115 N.E. 6th Blvd.
Williston, FL 32696

Greetings:

I have acted as special counsel to Dixie Foods International, Inc., a Florida corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement") relating to an aggregate of 20,000 shares of the Company's Series A Convertible Preferred Stock (the "Convertible Stock") and 2,000,000 shares of the Company's Common Stock (the "Common Stock") which may be issued upon conversion of the Convertible Stock.

It is my opinion that the shares of Convertible Stock and Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                       Yours very truly,


                                       /s/ Joel Bernstein